Exhibit 8.2

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

April 20, 2015

City National Corporation

City National Plaza

555 South Flower Street

Los Angeles, California 90071

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of the Royal Bank of Canada, a Canadian chartered bank (“RBC”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transaction between City National Corporation, a Delaware corporation, and RBC (the “Merger”).

We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER—Material United States Federal Income Tax Consequences” in the Registration Statement. We hereby confirm to you that such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, constitutes our opinion as to the material United States federal income tax consequences of the Merger.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz